Exhibit 99.2

VICI PROPERTIES INC. COMPLETES ACQUISITION OF HARRAH’S LAS VEGAS REAL PROPERTY ASSETS AND RELATED TRANSACTIONS

– VICI Completes $1 Billion Private Placement of Common Stock –

LAS VEGAS, NEVADA - December 22, 2017 – VICI Properties Inc. (OTC: VICI) (together with its affiliates, “VICI Properties” or the “Company”), an experiential-asset real estate investment trust, today announced it has completed the previously announced transaction with an affiliate of Caesars Entertainment Corporation (NASDAQ: CZR) (collectively “Caesars”) to acquire and lease back the land and real property improvements associated with the iconic Harrah’s Las Vegas Hotel and Casino (“Harrah’s Las Vegas”), for approximately $1.136 billion. The Company also sold approximately 18.4 acres of undeveloped land located behind the LINQ Hotel & Casino and Harrah’s Las Vegas for $73.6 million.

Additionally, VICI Properties and Caesars have:

•	Entered into a put/call agreement that is exercisable at a specified time after the opening of the planned convention center to be located behind Harrah’s Las Vegas on land that includes the 18.4 acres VICI Properties sold to Caesars, and

•	Amended an existing Right of First Refusal Agreement (“ROFR Agreement”) to, among other things, include a right of first offer on any future sale-leaseback of the properties Caesars has recently agreed to acquire from Centaur Holdings, LLC.

VICI also announced today the closing of its previously announced private placement of common stock pursuant to which it sold 54,054,053 shares of common stock at a price of $18.50 per share, resulting in net proceeds of approximately $964 million. Following the completion of this offering, there are 300,278,939 shares of common stock outstanding. The net proceeds were used to partially fund the Company’s acquisition of Harrah’s Las Vegas with the balance for working capital and general corporate purposes.

The transactions were completed under the terms of the previously disclosed agreements entered into and set forth in the Form 8-K filed with the Securities and Exchange Commission on November 29, 2017 as amended on November 30, 2017.

About VICI Properties

VICI Properties is an experiential real estate investment trust that owns one of the largest portfolios of market-leading gaming, hospitality and entertainment destinations, including the world-renowned Caesars Palace. VICI Properties’ national, geographically diverse portfolio consists of 20 gaming facilities comprising over 36 million square feet and features approximately 14,500 hotel rooms and more than 150 restaurants, bars and nightclubs. Its properties are leased to leading brands such as Caesars, Horseshoe, Harrah’s and Bally’s, which prioritize customer loyalty and value through great service, superior products and constant innovation. VICI Properties also owns four championship golf courses and 34 acres of undeveloped land adjacent to the Las Vegas Strip. VICI Properties’ strategy is to create the nation’s highest quality and most productive experiential real estate portfolio. For additional information, please visit www.viciproperties.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. You can identify these statements by our use of the words “assumes,” “believes,” “estimates,” “expects,” “guidance,” “intends,” “plans,” “projects,” and similar expressions that do not relate to historical matters. All statements other than statements of historical fact are forward-looking statements. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks, uncertainties, and other factors which are, in some cases, beyond the Company’s control and could materially affect actual results, performance, or achievements. Among those risks, uncertainties and other factors are risks that the Company may not achieve the benefits contemplated by the acquisition of Harrah’s Las Vegas and the related transactions; and risks that not all potential risks and liabilities have been identified in the Company’s due diligence of Harrah’s Las Vegas. Although the Company believes that in making such forward-looking statements its expectations are based upon reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. The Company cannot assure you that the assumptions upon which these statements are based will prove to have been correct. Other important risk factors that may affect the Company’s business, results of operations and financial position are discussed in its Form 10 registration statement, as amended, most recently filed Quarterly Report on Form 10-Q, its Current Reports on Form 8-K and other Securities and Exchange Commission filings. The Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as may be required by applicable law.

Investor Contacts:	Media Contacts:

Investors@viciproperties.com	PR@viciproperties.com
(725) 201-6415	(725) 201-6414
Or	Or
ICR	ICR
Jacques Cornet	Phil Denning and Jason Chudoba
Jacques.Cornet@icrinc.com	Phil.Denning@icrinc.com, (646) 277-1258
Jason.Chudoba@icrinc.com, (646) 277-1249

2